Exhibit 99.1

Contact:

Joshua T. Brumm
Executive Vice President, Finance
Phone: 408-215-3311

Ramses Erdtmann
Vice President of Investor Relations
Phone: 408-215-3325

Pharmacyclics Reports Results for Six and Three Months Ended December 31, 2012

SUNNYVALE, CA, February 14, 2013
Pharmacyclics, Inc. (the “Company”) (Nasdaq: PCYC) today reported financial results and recent developments for its six and three months ended December 31, 2012. As previously announced, the Company changed its fiscal year end from June 30 to December 31, effective December 31, 2012. As a result, the six month period ended December 31, 2012 represents a transition period, with the next fiscal year covering the period from January 1, 2013 through December 31, 2013.

Financial Results for the Six and Three Months Ended December 31, 2012

The GAAP (Generally Accepted Accounting Principles) net income for the six months ended December 31, 2012 was $117.5 million, or $1.69 and $1.58 per basic and diluted earnings per share, respectively, compared with GAAP net income of $41.7 million, or $0.61 and $0.58 per basic and diluted earnings per share, respectively, for the six months ended December 31, 2011.

The GAAP net income for the quarter ended December 31, 2012 was $41.9 million, or $0.60 and $0.56 per basic and diluted earnings per share, respectively, compared to GAAP net income of $56.3 million or $0.82 and $0.78 per basic and diluted earnings per share, respectively, for the three months ended December 31, 2011.

The non-GAAP net income reported for the six months ended December 31, 2012 was $125.0 million, or $1.79 and $1.68 income per basic and diluted earnings per share, respectively, compared with non-GAAP net income of $46.3 million, or $0.68 and $0.65 income per basic and diluted earnings per share, respectively for the six months ended December 31, 2011. See “Use of Non-GAAP Financial Measures” below for a description of our Non-GAAP measures. Reconciliation between certain GAAP and non-GAAP measures is provided at the end of this press release.

The non-GAAP net income reported for the quarter ended December 31, 2012 was $46.2 million, or $0.66 and $0.62 income per basic and diluted earnings per share, respectively, compared to non-GAAP net income of $58.6 million, or $0.85 and $0.82 income per basic and diluted earnings per share, respectively for the quarter ended December 31, 2011.

Revenue for the six months ended December 31, 2012 was $160.7 million compared to $77.9 million for the six months ended December 31, 2011. Revenue for the quarter ended December 31, 2012 was $58.0 million compared to $77.9 million for the quarter ended December 31, 2011. Revenue for the quarter ended December 31, 2012 consisted primarily of $50.0 million of milestone revenue due to the Company’s achievement of one clinical milestone in connection with the Company’s collaboration and license agreement (the “Agreement”) with Janssen Biotech, Inc. and its affiliates (“Janssen”) and $5.0 million of license revenue related to the Company’s license agreement with Novo Nordisk A/S under which Novo Nordisk A/S acquired the exclusive worldwide rights for the Company’s small molecule Factor VIIa inhibitor, PCI-27483, in a restricted disease indication outside of oncology.

To date, the Company has received three milestone payments from Janssen of $50 million each, totaling $150 million, under the Agreement. The Company may receive up to an additional $675 million in development and regulatory milestone payments, however, clinical development entails risks and the Company has no assurance as to whether or when the milestone targets might be achieved.

The Agreement with Janssen includes a cost sharing arrangement for certain development activities. In general Janssen is responsible for approximately 60% of development costs and the Company is responsible for 40% of development costs. The Agreement with Janssen also provides for a $50 million annual cap of the Company’s share of development costs and pre-tax commercialization losses for each calendar year. Under the Agreement with Janssen, total amounts in excess of the annual cap (“Excess Amounts”) plus interest may not exceed $225 million.

The Company has recognized the Excess Amounts as a reduction to operating expenses in the current year as the Company’s repayment of the Excess Amounts to Janssen is contingent and would become payable only after the third profitable calendar quarter for the product under the collaboration. Further, the Excess Amounts shall be reimbursable only from the Company’s share of future full calendar quarter pre-tax profits (if any) after the third profitable calendar quarter for the product under the collaboration.

For the calendar year ended December 31, 2012, the Company’s total share of collaboration expenses under the Agreement was $68.1 million. As of December 31, 2012, total Excess Amounts totaled $18.1 million, of which during the quarter ended December 31, 2012, $17.3 million was recorded as a reduction to research and development expense and $0.8 million was recorded as a reduction to general and administrative expense.

GAAP operating expenses were $40.6 million for the six months ended December 31, 2012, compared to $30.6 million for the six months ended December 31, 2011. Included in operating expenses for the six months ended December 31, 2012 is the $18.1 million reduction to operating expenses for Excess Amounts.

GAAP operating expenses were $16.7 million for the quarter ended December 31, 2012, compared to $16.0 million for the quarter ended December 31, 2011 and $23.9 million for the quarter ended September 30, 2012. Included in operating expenses for the quarter ended December 31, 2012 is the $18.1 million reduction to operating expenses for the Excess Amounts.

At December 31, 2012, the Company had cash, cash equivalents and marketable securities of $317.1 million, compared with $203.6 million at June 30, 2012. In addition, as of December 31, 2012, the Company had $26.6 million receivable from Janssen, of which $8.5 million was related to cost sharing and $18.1 million was related to the Excess Amounts, which are due to be received during our quarter ending March 31, 2013. At June 30, 2012, the Company had $5.8 million due from Janssen related to cost sharing. At September 30, 2012, the Company had cash, cash equivalents and marketable securities of $286.1 million.

The Company expects to end calendar year 2013 with cash, cash equivalents and marketable securities of more than $225 million.

"Ibrutinib has demonstrated great clinical progress during this past year. Today we have a very solid development program in place with 5 Phase III trials initiated and several more trials to be started this year. We were honored to announce this past Tuesday that ibrutinib received Breakthrough Designation in two B-cell malignancies. We look forward to working with the FDA to bring this therapy to market in a timely manner,” said Bob Duggan, CEO and Chairman of the Board. “Looking ahead, our goals for this year are star high as we are continuing to unfold our clinical program. With our partner Janssen, we are committed to a shared vision of patient friendly, body harmonious solutions intended to improve the quality of life, increase duration of life and resolve serious medical health care needs for patients.”

Recent Developments & Highlights

Breakthrough Therapy Designation

The Breakthrough Therapy Designation is intended to expedite the development and review of a potential new drug for serious or life-threatening diseases where preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation of a drug as a Breakthrough Therapy was enacted as part of the 2012 Food and Drug Administration Safety and Innovation Act.

Pharmacyclics, together with Janssen, is working with the FDA to determine the implications of this Breakthrough Therapy Designation to the ongoing and planned development and the filing requirements for the use of ibrutinib in patients with mantle cell lymphoma (MCL) and in patients with Waldenstrom's macroglobulinemia (WM). The Company expects to finalize the MCL filing prior to year end and will provide guidance on the WM filing after further discussions with the FDA. Pharmacyclics will provide regulatory updates as further information on implementing the requirements with respect to Breakthrough Therapies are developed by the Secretary of Health and Human Services.

ASH 2012

Pharmacyclics had 9 oral and 9 poster presentations at this year’s American Society of Hematology (ASH) Annual Meeting providing an update on the broad development program of ibrutinib.  Among the data presented at ASH were updates on the safety and efficacy of ibrutinib in the most mature clinical programs of chronic lymphocytic leukemia (CLL) and MCL. Two of the CLL oral presentations were acknowledged as ‘Best of ASH’ during the event. Additionally, investigators presented data in diffuse large b-cell lymphoma (DLBCL), follicular lymphoma (FL), and multiple myeloma (MM).  Most of the oral presentations can be found on the Company’s website.

Phase II/III clinical trials initiated with ibrutinib in the collaboration:

o
Phase III study of ibrutinib versus ofatumumab in patients with relapsed or refractory chronic lymphocytic leukemia / small lymphocytic lymphoma (CLL/SLL), RESONATE™. This trial is a randomized, multi-center, open-label Phase III trial of ibrutinib as a monotherapy. The primary endpoint of the study is to demonstrate a clinically significant improvement in progression-free survival when compared to ofatumumab. This global study is open and Pharmacyclics plans to enroll 350 patients worldwide. The Company anticipates having this study enrolled prior to the fourth quarter of 2013.

o
Phase III study of ibrutinib versus chlorambucil in frontline newly diagnosed elderly CLL/SLL patients, RESONATE™ -2.  This trial is a randomized, multicenter, open-label study of ibrutinib as a monotherapy versus chlorambucil in patients 65 years or older with treatment naïve CLL/SLL. The study design was granted a Special Protocol Assessment (SPA), designed to demonstrate superiority of ibrutinib with the primary endpoint of progression-free survival when compared to chlorambucil. This global study is open and Pharmacyclics plans to enroll 272 patients worldwide. The Company anticipates enrollment for this study will take approximately 18 months to complete.

o
Phase III study of ibrutinib in combination with bendamustine and rituximab in patients with relapsed or refractory CLL/SLL, HELIOS (CLL3001). This trial is a randomized, multi-center, double blinded, placebo controlled trial of ibrutinib in combination with bendamustine and rituximab in relapsed or refractory CLL/SLL patients who received at least one line of prior systemic therapy. The primary endpoint of the study is to demonstrate a clinically significant improvement in progression-free survival when compared to bendamustine and rituximab. This global study, conducted by Janssen, is open and Janssen plans to enroll 580 patients worldwide.

o
Phase II study, RESONATE™ -17p, which is a single-arm, open-label, multi-center trial using ibrutinib as a monotherapy in patients who have deletion 17p and who did not respond to or relapsed after at least one prior treatment with chemo immunotherapy (a high unmet need population). The primary endpoint of the study will be overall response rate. This global study is open and Pharmacyclics plans to enroll 111 patients worldwide. The Company anticipates enrollment for this study will take approximately 12 months to complete.

o
Phase III study of ibrutinib versus temsirolimus in relapsed or refractory  MCL patients, RAY (MCL3001). This trial is a randomized, multi-center, open-label trial of ibrutinib as a mono-therapy versus temsirolimus in relapsed or refractory MCL patients who received at least one prior rituximab-containing chemotherapy regimen. The primary endpoint of the study is progression free survival when compared to temsirolimus. This global study, conducted by Janssen outside the US, is open and Janssen plans to enroll 280 patients.

o
Phase III study of ibrutinib in combination with bendamustine and rituximab in patients with newly diagnosed MCL, SHINE (MCL3002). This trial is a randomized, multi-center, double-blinded, placebo-controlled trial of ibrutinib plus bendamustine and rituximab versus placebo plus bendamustine and rituximab in subjects with newly diagnosed MCL. The primary endpoint of the study is progression free survival when compared to bendamustine and rituximab. Janssen plans to enroll 520 patients in this study.

o
Phase II study of ibrutinib in patients with mantle cell lymphoma who progress after bortezomib therapy, SPARK (MCL2001). This is a single-arm, multi-center trial of ibrutinib as a monotherapy in relapsed or refractory MCL patients who received at least one prior rituximab-containing chemotherapy regimen and who progressed after bortezomib therapy. The primary endpoint of the study is overall response rate. This global study, conducted by Janssen, is open and Janssen plans to enroll 110 patients worldwide.

o
Phase II study of ibrutinib in patients with mantle cell lymphoma who progress after bortezomib therapy, SPARK (MCL2001). This is a single-arm, multi-center trial of ibrutinib as a monotherapy in relapsed or refractory MCL patients who received at least one prior rituximab-containing chemotherapy regimen and who progressed after bortezomib therapy. The primary endpoint of the study is overall response rate. This global study, conducted by Janssen, is open and Janssen plans to enroll 110 patients worldwide.

o
Phase Ib/II dose escalating study of ibrutinib in combination with R-CHOP in patients with newly diagnosed CD20 positive non-Hodgkin’s lymphoma. The purpose of this study is to identify a safe and tolerable dose of ibrutinib in combination with R-CHOP, once a safe dose is established the study will expand and report responses of this combination in patients with newly diagnosed DLBCL. This global, multi-center study, conducted by Janssen, is open and Janssen plans to enroll 33 patients.

o
Phase II study of ibrutinib in subjects with relapsed or refractory multiple myeloma (MM): This is a Phase II, multi-center, open-label trial designed trial to assess the safety and efficacy of ibrutinib single agent and in combination with dexamethasone in subjects with relapsed or relapsed MM. This study is conducted by Pharmacyclics and is currently exploring ibrutinib administration at 560 mg in combination with dexamethasone. Two further cohorts are planned to be explored; 840 mg with dexamethasone and 840 mg as a single agent. The Company anticipates an update on this study will be provided by year end 2013.

o
Phase II open-label, multicenter, single-arm study of monotherapy ibrutinib in subjects with relapsed or refractory follicular lymphoma. The primary endpoint of this study is objective response rate. Janssen plans to enroll 110 patients in this study.

PCYC has received Orphan Drug and Fast Track designation for ibrutinib treatment of chronic lymphocytic leukemia last year. The FDA has also granted Orphan Drug and Fast Track designation most recently to ibrutinib for the treatment of mantle cell lymphoma.  A US orphan drug designation provides the drug developer with several benefits and incentives related to the orphan drug, including a 7-year period of U.S. marketing exclusivity if the drug is the first of its type approved for the specified indication. Fast track is a process designed to facilitate the development, and expedite the review of drugs to treat serious diseases and fill an unmet medical need. The purpose is to get important new drugs to the patient earlier.

During the first half of 2013 the Company will be having discussions with regulatory authorities regarding future clinical development plans for ibrutinib’s use in patients with DLBCL. The Company expects to be able to provide further updates in the third quarter of 2013.

Conference Call and further Corporate Updates

The Company will hold a conference call today at 4:30 p.m. EDT. To participate in the conference call, please dial 1-877-407-0778 for domestic callers and 1-201-689-8565 for international callers. To access the live audio broadcast or the subsequent archived recording, log on to http://ir.pharmacyclics.com/events.cfm. The archived version of the webcast will be available for 30 days on the Investor Relations section of the company’s Web site at http://www.pharmacyclics.com.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, including operating expenses and other expenses adjusted to exclude certain non-cash expenses. These measures are not in accordance with, or an alternative to generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. The items included in GAAP presentations but excluded for purposes of determining non-GAAP financial measures for the periods presented in this press release are employee related non-cash expenses. The Company believes the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations. When GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among those indicators the Company uses as a basis for evaluating operational performance, allocating resources and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, the Company has also provided corresponding GAAP financial measures for comparative purposes. Reconciliation between certain GAAP and non-GAAP measures is provided below.

About Pharmacyclics

Pharmacyclics® is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. Our mission and goal is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medial healthcare needs; and to identify promising product candidates based on scientific development and administrational expertise, develop our products in a rapid, cost-efficient manner and pursue commercialization and/or development partners when and where appropriate.

Presently, Pharmacyclics has three product candidates in clinical development and several research molecules in lead optimization. We are committed to high standards of ethics, scientific rigor, and operational efficiency as we move each of these programs to viable commercialization.

The Company is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at http://www.pharmacyclics.com.

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, among others, relating to our future capital requirements and the sufficiency of our current assets to meet these requirements, our future results of operations, our expectations for and timing of ongoing or future clinical trials and regulatory approvals for any of our product candidates, and our plans, objectives, expectations and intentions. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “goal”, “should”, “would”, “project”, “plan”, “predict”, “intend” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance or achievements to differ materially from those projected in, or implied by, these forward-looking statements. Factors that may cause such a difference include, without limitation, our need for substantial additional financing and the availability and terms of any such financing, the safety and/or efficacy results of clinical trials of our product candidates, our failure to obtain regulatory approvals or comply with ongoing governmental regulation, our ability to commercialize, manufacture and achieve market acceptance of any of our product candidates, for which we rely heavily on collaboration with third parties, and our ability to protect and enforce our intellectual property rights and to operate without infringing upon the proprietary rights of third parties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements and no assurance can be given that the actual results will be consistent with these forward-looking statements. For more information about the risks and uncertainties that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.

Pharmacyclics, Inc.
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	December 31,	June 30,
	2012	2012
Assets

Cash, cash equivalents and marketable securities 1	$317,114	$203,607
Other current assets 2	29,378	9,788
Total current assets	346,492	213,395
Property and equipment, net	6,403	3,842
Other assets	2,234	1,883
Total assets	$355,129	$219,120

Liabilities and Stockholders' Equity

Deferred revenue - current portion	$8,139	$8,054
Other current liabilities	21,118	10,932
Total current liabilities	29,257	18,986
Deferred revenue - non-current portion	62,562	67,324
Deferred rent	784	687
Total liabilities	92,603	86,997
Stockholders' equity	262,526	132,123
Total liabilities and stockholders' equity	$355,129	$219,120

1 Marketable securities	$9,681	$5,711
2 As of December 31, 2012 and June 30, 2012, Other current assets includes $26.6 million and $5.8 million, respectively, due to the Company from Janssen under the collaboration and license agreement.

Pharmacyclics, Inc.
Condensed Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended			Six Months Ended
	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2012	2012	2011	2012	2011
Revenue:
License and milestone revenue	$55,000	$100,000	$77,605	$155,000	$77,605
Collaboration services revenue	2,963	2,695	298	5,658	335
Total revenue	57,963	102,695	77,903	160,658	77,940
Operating expenses*:
Research and Development	27,567	19,072	12,076	46,639	23,324
Less: Excess amounts related to Research and Development	(17,306)	-	-	(17,306)	-
Research and Development, net	10,261	19,072	12,076	29,333	23,324
General and Administrative	7,225	4,868	3,944	12,093	7,294
Less: Excess amounts related to General and Administrative	(819)	-	-	(819)	-
General and Administrative, net	6,406	4,868	3,944	11,274	7,294
Total operating expenses	16,667	23,940	16,020	40,607	30,618
Income from operations	41,296	78,755	61,883	120,051	47,322
Interest and other income, net	77	52	21	129	44
Income before income taxes	41,373	78,807	61,904	120,180	47,366
Income tax benefit (provision)	554	(3,201)	(5,651)	(2,647)	(5,651)
Net income	$41,927	$75,606	$56,253	$117,533	$41,715

Net income per share:
Basic	$0.60	$1.09	$0.82	$1.69	$0.61
Diluted	$0.56	$1.02	$0.78	$1.58	$0.58
Weighted average shares used to compute
net income per share:
Basic	69,839	69,512	68,658	69,676	68,491
Diluted	74,399	74,456	71,725	74,408	71,312

* Includes share-based compensation as follows:
Research and development	$2,767	$2,590	$1,701	$5,357	$3,239
General and administrative	1,503	576	675	2,079	1,301
	$4,270	$3,166	$2,376	$7,436	$4,540

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)
(unaudited; in thousands, except per share data)

	Three Months Ended			Six Months Ended
	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2012	2012	2011	2012	2011

GAAP net income	$41,927	$75,606	$56,253	$117,533	$41,715
Adjustments:
Research and Development share-based compensation (2)	2,767	2,590	1,701	5,357	3,239
General and Administrative share-based compensation (2)	1,503	576	675	2,079	1,301
	4,270	3,166	2,376	7,436	4,540
Non-GAAP net income	$46,197	$78,772	$58,629	$124,969	$46,255

GAAP net income per share - basic	$0.60	$1.09	$0.82	$1.69	$0.61
Share-based compensation expense	0.06	0.04	0.03	0.10	0.07
Non-GAAP net income per share - basic	$0.66	$1.13	$0.85	$1.79	$0.68

GAAP net income per share - diluted	$0.56	$1.02	$0.78	$1.58	0.58
Share-based compensation expense	0.06	0.04	0.04	0.10	0.07
Non-GAAP net income per share - diluted	$0.62	$1.06	$0.82	$1.68	$0.65

(1)
This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our financial statements prepared in accordance with GAAP.

(2)	All share-based compensation was excluded for the non-GAAP analysis.